BNY MELLON INVESTMENT ADVISER, INC.
240 Greenwich Street

New York, New York 10286

April 13, 2023

BNY Mellon Sustainable U.S. Equity Portfolio, Inc.

240 Greenwich Street
New York, New York 10286

Re: Expense Limitation

To Whom It May Concern:

Effective May 1, 2023, BNY Mellon Investment Adviser, Inc. ("BNYM Investment Adviser"), intending to be legally bound, hereby confirms its agreement in respect of BNY Mellon Sustainable U.S. Equity Portfolio, Inc. (the "Fund"), as follows:

Until May 1, 2024, BNYM Investment Adviser will waive receipt of its fees and/or assume the direct expenses of the Fund so that the direct expenses of neither class of Fund shares (excluding Rule 12b-1 fees, shareholder services fees, taxes, interest expense, brokerage commissions, commitment fees on borrowings and extraordinary expenses) exceed 0.70%. On or after May 1, 2024, BNYM Investment Adviser may terminate this expense limitation agreement at any time.

This Agreement may only be amended by agreement of the Fund, upon the approval of the Board of Directors of the Fund and BNYM Investment Adviser, to lower the net amounts shown and may only be terminated prior to May 1, 2024 in the event of termination of the Management Agreement between BNYM Investment Adviser and the Fund.

BNY MELLON INVESTMENT ADVISER, INC.

By: /s/ James Bitetto
                                                          James Bitetto

        Secretary

Accepted and Agreed To:

BNY MELLON SUSTAINABLE U.S. EQUITY PORTFOLIO, INC.

By: /s/ James Windels

James Windels

Treasurer